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                                  EXHIBIT 99.1
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FOR IMMEDIATE RELEASE



                    GEON WINS LAWSUIT FOR PATENT INFRINGEMENT

CLEVELAND, OHIO -- September 2, 1997 -- The Geon Company (NYSE: GON) announced today that it has obtained a U.S. District Court judgment to prevent Universal Vinyl Corporation from further infringing a patent Geon holds on pearlescent compounds used in the production of vinyl vertical window blinds.

In addition to granting a permanent injunction, the federal court for the Southern District of Florida awarded Geon triple damages of $4.3 million for past willful patent infringement. Geon had brought suit in Florida because Universal Vinyl is headquartered outside Miami.

"Our purpose in pursuing this suit was to ensure that our rights to the technology and the interests of our loyal customers who had licensed the patents were protected," said V. Lance Mitchell, Geon vice president and general manager, compounds. "We believe this demonstrates our resolve to aggressively pursue these types of issues, when appropriate."

Geon holds three patents on a pigment system used in polyvinyl chloride or vinyl compounds that are processed into vertical window blinds. The system gives the blinds a unique, attractive pearlescent appearance.

The Geon Company is one of the largest suppliers of polyvinyl chloride resins in North America, and is the world's largest merchant provider of PVC compounds. Headquartered in Avon Lake, Ohio, the Geon Company and its subsidiaries have 11 manufacturing plants in the United States and Canada, and joint ventures in Europe and Southeast Asia.

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                                Media contact:    Dennis Cocco
                                                  216-930-1538